Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 6th day of July 2015, is made among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company (the “Company”), its parent Eagle Bulk Shipping Inc., a Marshall Islands corporation (the “Parent”) and Gary Vogel (the “Executive”).

WHEREAS, the Board of Directors of the Parent (the “Board”) has determined that it is in the best interests of the Company and the Parent to employ the Executive as the Chief Executive Officer of the Company subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, the Parent and the Executive agree as follows:

1.     Employment Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a term (the “Employment Term”) commencing on September 1, 2015 (the “Effective Date”) and terminating on the fourth anniversary thereof (the “Initial Term”) or upon an earlier Date of Termination, as defined in Section 3(f) below; provided, however, that commencing on the expiration of the Initial Term and each anniversary thereafter, the Employment Term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, either party hereto shall have notified the other party hereto that such extension shall not take effect.

2.     Terms of Employment.

(a)     Position and Duties.

(i)     During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position, and shall report to the Board. It is also expected that the Executive will serve as a member of the Company’s Board. The Executive’s principal location of employment shall be at the Company’s offices in New York, New York; provided, however, that the Executive may be required under reasonable business circumstances to engage in business travel in connection with performing his duties under this Agreement.

(ii)     During the Employment Term, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and the Parent and use his reasonable best efforts to faithfully perform his duties and responsibilities; but notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive (i) from engaging, consistent with his duties and responsibilities hereunder, in charitable, educational and community affairs, including serving on the board of directors of any charitable, educational or community organization, (ii) from managing his personal passive investments, (iii) upon approval of the Board, which approval shall not be unreasonably withheld, from serving as a director of another company; and (iv) from engaging in activities approved by the Board. The Executive agrees not to take personal advantage of any business opportunities relating to general shipping which may arise during the Executive’s employment hereunder which could reasonably be expected to be business opportunities that the Company or the Parent might pursue. The Executive further agrees to disclose all such opportunities, and the material facts attendant thereto, to the Board for consideration by the Company and the Parent.

(b)     Compensation and Benefits.

(i)     Base Salary. During the Employment Term, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $675,000 payable pursuant to the Company’s normal payroll practices. During the Employment Term, the current Annual Base Salary shall be reviewed for increase at such time, and in the same manner as the salaries of senior officers of the Company are reviewed generally.

(ii)     Annual Bonus. For each calendar year of the Company completed during the Employment Term, the Executive shall be eligible to receive a discretionary cash bonus (“Annual Bonus”), as determined by the Compensation Committee of the Board (the “Committee”), with a target amount equal to 125% of Annual Base Salary (the “Target Annual Bonus”). The performance goals attributable to the Annual Bonus shall be set by the Committee following reasonable consultation with the Executive. The Annual Bonus shall be paid as soon as practicable following the determination of such bonus by the Committee and in no event later than the 15th day of the third month following the end of the taxable year (of the Company or the Executive, whichever is later) for which the bonus is payable. Notwithstanding the foregoing, for calendar year 2015, the Executive will receive an Annual Bonus equal to no less than 85% of Annual Base Salary, pro-rated based on a fraction, the numerator of which is the number of days the Executive is employed with the Company during 2015 and the denominator of which is 365.

(iii)     Equity Compensation Plans. During the Employment Term, the Executive shall be eligible to receive equity-incentive compensation in the Parent to be awarded in the sole discretion of the Committee at levels commensurate with the benefits provided to other senior officers and with adjustments appropriate for his position as the Chief Executive Officer. All such equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and agreements, and in all cases shall be as determined by the Committee.

(iv)     Initial Equity Grants. As soon as practicable following the Effective Date, the Company shall grant Executive 325,000 restricted shares of common stock of the Parent (“Common Stock”), an option to purchase 325,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock as of the grant date, and an option to purchase 325,000 shares of Common Stock at an exercise price equal to the greater of $13.00 or the fair market value per share of Common Stock as of the date of grant, in each case, subject to the term of the Parent’s 2014 Equity Incentive Plan (the “Equity Incentive Plan”) and the applicable award agreement. The options shall have a five year term and shall vest ratably on each of the first four anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company on each applicable vesting date. The restricted shares shall vest as to 100% of such restricted shares on the third anniversary of the Effective Date, subject to the Executive’s continued employment with the Company on the vesting date; provided, however, that in the event that the Executive’s employment with the Company is terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) prior to the vesting date, then, notwithstanding anything herein to the contrary, the Executive shall become vested in a number of restricted shares as set forth below:

Date of Termination	Vested Restricted Shares (#)
Prior to the first anniversary of the Effective Date	108,333
On or after the first anniversary but prior to the second anniversary of the Effective Date	216,666
On or after the second anniversary of the Effective Date	325,000

(v)     Benefits. During the Employment Term, the Company shall provide the Executive with participation in such benefit plans and fringe benefits as it provides generally to similarly situated senior executives, all in accordance with the eligibility provisions of such plans and benefits.

(vi)     Expense Reimbursement. During the Employment Term, the Executive shall, upon submission of adequate documentary evidence reasonably satisfactory to the Company, be entitled to reimbursement of reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time. All expenses reimbursable pursuant to this Agreement shall be reimbursed by the end of the calendar year following the year in which the expenses were incurred. Subject to the foregoing, (A) during the Employment Term, the Company will reimburse the Executive for cost of annual membership dues for the Young Presidents Organization (subject to a maximum of $8,500 per year); (B) for the first six (6) months following the Effective Date, the Company will reimburse the Executive for the cost of temporary housing and parking near the Company’s offices in New York, New York, subject to a maximum combined reimbursement of $5,000 per month; and (C) the Company will cover the cost of the Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, subject to a maximum amount equal to $25,000.

(vii)     Vacation. During the Employment Term, the Executive shall be eligible for paid vacation in accordance with the policies of the Company as may be in effect from time to time for senior officers generally; provided, however, that during each full calendar year of the Employment Term, Executive shall be entitled to at least five (5) weeks of paid vacation, prorated for each partial calendar year of the Employment Term.

3.     Termination of Employment.

(a)     Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may provide the Executive with a Notice of Termination. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 180 consecutive days or for 180 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

(b)     Cause. The Company may terminate the Executive’s employment during the Employment Term either with or without Cause by providing a Notice of Termination to the Executive; provided, that if such termination is with Cause, such Notice of Termination may be provided to the Executive at any time following the adoption of a written resolution by the Board (which shall require an affirmative vote of not less than a majority of the Board (not including the Executive)) that there is “Cause” for such termination. For purposes of this Agreement, “Cause” shall mean:

(i)     the Executive’s continuing refusal to perform his duties or to follow a lawful direction of the Board, in either case, following written notice from the Board;

(ii)     the Executive’s intentional act or acts of dishonesty which Executive intended to result in his personal, more-than-immaterial enrichment;

(iii)     the Executive’s documented willful malfeasance or willful misconduct in connection with his employment or Executive’s willful and deliberate insubordination;

(iv)     the Executive is convicted of a felony or the Executive enters a plea of nolo contendere to a felony; or

(v)     the Executive’s material breach of Section 8 of this Agreement.

(c)     The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 3(c) occurs and the Executive provides the Company with written notice within 90 days after the Executive has knowledge of the occurrence or existence of the event or circumstance (the notice must specifically identify the event or circumstance that the Executive believes constitutes Good Reason), (y) the Company fails to correct the event or circumstance within 30 days after the receipt of the notice, and (z) the Executive resigns within 60 days after the date of delivery of the notice referred to in clause (x) above (after the expiration of the 30 day cure period in clause (y) above). “Good Reason” means, in the absence of the Executive’s written consent, any of the following:

(i)     a material diminution by the Company in the Executive’s Base Salary;

(ii)     a material diminution by the Company in the Executive’s Target Annual Bonus;

(iii)     a material diminution in the Executive’s authority, duties, or responsibilities as Chief Executive Officer of the Company;

(iv)     a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(v)     a material change in the geographic location at which the Executive must perform the services to a location outside of the greater New York metropolitan area; or

(vi)     any other action or inaction that constitutes a material breach of the terms of the Executive’s Agreement.

(d)     Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason and such termination shall not be deemed to be a breach of this Agreement.

(e)     Notice of Termination. Any termination by the Company for Cause, without Cause or for Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, where applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the applicable Date of Termination as provided below. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)     Date of Termination. “Date of Termination” means the date specified in the Notice of Termination.

(g)     Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company, the Parent and any affiliate thereof, including, without limitation, as a member of the Board. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Parent, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(h)     Separation From Service Under Section 409A. Notwithstanding the foregoing, the Executive will not be entitled to the benefits provided in Section 4 on account of a Date of Termination unless the Executive has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.     Obligations of the Company upon Termination.

(a)     Good Reason; Other Than for Cause. If, during the Employment Term, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (2) the Executive shall terminate employment for Good Reason:

(i)     the Company shall pay to the Executive in a lump sum in cash within 60 days (except as specifically provided in Section 4(a)(i)(A)(3) and 4(a)(iii)) after the Date of Termination, or if later, as provided in Section 6 below, the aggregate of the following amounts:

A.     the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) but have not been reimbursed by the Company as of the Date of Termination, subject to such deadline for payment set forth in such section, and (3) the Executive’s Annual Bonus for the calendar year immediately preceding the calendar year in which the Date of Termination occurs if such bonus has been determined or earned but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid) (collectively, the “Accrued Obligations”); and

B.     the amount equal to the product of (x) one and one half (1.5) and (y) the sum of (I) the Executive’s Annual Base Salary plus (II) 75% of the Target Annual Bonus; and

(ii)     to the extent the Executive timely elects COBRA continuation coverage, for 18 months after the Executive’s Date of Termination, the Company shall reimburse the Executive for the costs of such COBRA premiums; and

(iii)     all equity awards in the Parent held by the Executive (“Equity Awards”) shall vest as if the Executive remained employed for an additional year beyond the Date of Termination. With respect to any Equity Awards which are stock options or stock appreciation rights, such Equity Awards shall remain exercisable until the later of one year after the Date of Termination and the original expiration date of such options or stock appreciation rights.

Except with respect to payments and benefits under Sections 4(a)(i)(A)(l) and 4(a)(i)(A)(2), all payments and benefits to be provided under this Section 4(a) shall be subject to the Executive’s delivering to the Company, and not revoking, a signed release of claims substantially in the form of Exhibit A hereto within 55 days following the Executive’s Date of Termination.

(b)     Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason during the Employment Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (except in the event of a termination by the Company for Cause) (3) of Section 4(a)(i)(A) above.

(c)     Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than: (i) the obligation to pay or provide to the Executive’s beneficiaries the Accrued Obligations, and (ii) the vesting of Equity Awards as provided in subsection (e) below.

(d)     Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than: (i) the obligation to pay or provide to the Executive the Accrued Obligations, and (ii) the vesting of Equity Awards as provided in subsection (e) below.

(e)     Vesting of Equity on Death or Disability. With respect to the Executive’s Equity Awards, if the Executive’s employment is terminated by reason of death or Disability, such awards shall vest as provided in the first sentence of Section 4(a)(iii) above, provided that any stock options or stock appreciation rights shall become fully exercisable and shall remain exercisable for a period of 12 months after such termination (or until the earlier original expiration date of such stock options or stock appreciation rights).

5.     Section 280G.

(a)     Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the Parent or the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)     In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)     For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)     At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 5. All determinations required by this Section 5 (or requested by either the Executive or the Company in connection with this Section 5) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

6.     Section 409A – Six Month Delay on Separation From Service if Required. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such Date of Termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

7.     Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

8.     Covenants. In order to induce the Company to enter into this Agreement, as a material condition of his employment by the Company, the Executive agrees as follows:

(a)     Nonsolicitation and Noncompetition.

(i)     Nonsolicitation. During the “Restricted Period” (as defined below), the Executive, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not, directly or indirectly, (i)  intentionally solicit or induce or attempt to solicit or induce any employee, agent or consultant to terminate his or her relationship with the Company, or (ii) intentionally take any action to interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, broker or employee or any other person or entity which has a business relationship with the Company. For purposes hereof, the “Restricted Period” means the period commencing on the date of this Agreement and terminating twelve (12) months following the termination of the Executive’s employment with the Company for any reason or no reason. As used in this Section 7, “Company” shall include the Company, the Parent and their affiliates.

(ii)     Noncompetition. During the Restricted Period, the Executive shall not engage in any Competitive Activity (as defined below). If the Executive engages in Competitive Activity in breach of this Section, then the Company shall be entitled to pursue each or all of the following remedies: (i) money damages to the extent they can reasonably be determined; (ii) injunctive and equitable relief on both a provisional and permanent basis in accordance with Section 8(f) hereof; and/or (iii) all other rights and remedies available under this Agreement and governing law. The Company shall give the Executive prior written notice of any perceived breach and 10 business days to cure prior to taking any action. As used in this Section, “Competitive Activity” means involvement in the management or operation of or control, direct or indirect, of a company that operates vessels, of which at least 80% (by number of ships) are dry bulk vessels, wherever such business is located in the world if such business is or reasonably could become a competitor of the Company at the time the Executive becomes affiliated with such company.

(b)     Property of the Company.

(i)     Proprietary Information. All right, title and interest in and to “Proprietary Information” (as defined below) will be and shall remain the sole and exclusive property of the Company. The Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company. If the Executive removes such materials or property in the performance of his duties, the Executive will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he may have access or become familiar in the course of his employment, except to the extent necessary in the performance of his duties. Upon termination of the Executive’s employment with the Company for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession, custody, or control and shall not retain any copies or other reproductions or extracts thereof except for historical financial or corporate information reasonably required to be retained for tax or related purposes. The foregoing restrictions and obligations under this Section 8(b) shall not apply to: (A) any Proprietary Information that is or becomes generally available to the public other than as a result of a disclosure by the Executive, (B) any information obtained by the Executive from a third party which the Executive has no reason to believe is violating any obligation of confidentiality to the Company, or (C) any information the Executive is required by law to disclose. In the event that the Executive is requested in any proceeding to disclose any Proprietary Information, the Executive agrees to give the Company prompt written notice of such request and the documents requested thereby so that the Company may seek an appropriate protective order. It is further agreed that if, in the absence of a protective order, the Executive is nonetheless, in the written opinion of his counsel, compelled to disclose Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Executive may disclose such information to such tribunal without liability hereunder; provided, however, that the Executive must give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement and use all reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information. Notwithstanding the foregoing or any other provision of this Agreement, nothing shall prevent the Executive from sharing any Proprietary Information or other information (except any information protected by the Company’s attorney-client privilege or the work product doctrine) with regulators or appropriate governmental agencies, including but not limited to governing taxing authorities, whether in response to a subpoena or other legal process or otherwise, without notice to the Company.

“Proprietary Information” means any and all documents or information of or relating to the Parent, the Company or any of their respective affiliates. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (A) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property) (B) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (C) business research, studies, procedures and costs, (D) financial data, (E) distribution methods, (F) marketing data, methods, plans and efforts, (G) the terms of contracts and agreements with customers, contractors and suppliers, (H) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (I) personnel information, (J) customer and vendor credit information, and (K) any information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

(ii)     Intellectual Property. The Executive agrees that all “Intellectual Property” (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney-in-fact, to act on her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

“Intellectual Property” means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (B) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (F) all computer software (including data, source and object codes and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to or used in connection with the business of the Company, or (2) as a result of tasks assigned to the Executive by the Company.

(c)     Interpretation; Severability. The Executive has carefully considered the possible effects on the Executive of the confidentiality provisions, Intellectual Property provisions, restrictive covenants, and other obligations contained in this Agreement and the Executive recognizes that the limitations are reasonable and necessary to protect the legitimate business interests, developing new Proprietary Information and Intellectual Property and developing goodwill of the Company. The parties hereto agree that if any portion of the above restrictive covenants are held to be unreasonable, arbitrary, against public policy, or for any other reason unenforceable, the covenants herein shall be considered diminishable both as to time and geographic area; each month for the specified period shall be deemed a separate period of time, and the restrictive covenants shall remain effective so long as the same is not unreasonable, arbitrary or against public policy, but in no event longer than the Restricted Period. The parties hereto agree that in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy having an effect as close as permitted by applicable law to the provision declared unenforceable shall be enforced against the Executive.

(d)     Calculation of Time. The time period covered by the restrictive covenants contained in this Section 8 shall not include any period(s) of violation of any restrictive covenant.

(e)     Independent Covenants. The provisions set forth in this Section 8 each shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any potential or alleged claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein. An alleged or actual breach of this Agreement by the Company shall not be a defense to enforcement of the provisions of this Section 8. It is acknowledged and agreed that the provisions of this Section 8 shall survive the termination of this Agreement.

(f)     Injunction; Specific Performance. The Executive acknowledges that if he were to breach any of the provisions of this Section 8, it would result in an immediate and irreparable injury to the legitimate business interests of the Company for which monetary damages alone might not be an adequate remedy and that the amount of such damages may be difficult to determine. Therefore, the Executive agrees that if any such breach shall occur, if the Company so elects, and in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance, or any other form of equitable relief to remedy a breach or threatened breach of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights or remedies which the Company may have at law or in equity. If any action is brought by the Company pursuant to this Section 8, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees incurred in such action, the amount of such reasonable attorneys’ fees to be determined by the court and not a jury.

9.     Successors. This Agreement is binding on and may be enforced by the Company or the Parent and their successors and assigns and is binding on and may be enforced by the Executive and the Executive’s heirs and legal representatives. The Company or the Parent shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company or the Parent would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.     Miscellaneous.

(a)     This Agreement will be governed by the laws of the State of New York. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting the Borough of Manhattan in The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(b)     Notices under this Agreement must be in writing and will be deemed to have been given (i) when personally delivered or (ii) three business days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and will be addressed as follows:

If to the Executive:

to his address most recently on file with the Company

If to the Company:

Eagle Shipping International (USA) LLC
477 Madison Ave.
New York, NY 10022
Attention: Board of Directors

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Rolf Zaiss

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)     The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

(e)     Except as provided in Section 3(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or the Parent may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)     From and after the date of this Agreement, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof except as otherwise specifically set forth in this Agreement.

(g)     Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as is required to be made pursuant to such law, government regulation or stock exchange listing requirement.

11.     Director’s and Officer’s Insurance; Indemnification.

(a)     The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding (collectively a “Proceeding”) to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or Parent or any of its subsidiaries or affiliates. Notwithstanding the preceding, the Executive shall not be entitled to indemnification in connection with any gross negligence or willful misconduct of the Executive.

(b)     The Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company and the Parent or their affiliates, which such insurance shall be paid by the Company or the Parent.

12.     Section 409A. If it is determined that any amount due the Executive under the terms of this Agreement has been structured in a manner that would result in adverse tax treatment under Section 409A of the Code (“Section 409A”), the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights and without materially increasing the cost to the Company. Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to the Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

13.     Survival.     The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 5 through 13) shall survive, and remain binding and enforceable, notwithstanding the expiration of the Employment Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits and obligations of such provisions.

[signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company and the Parent have caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EAGLE SHIPPING INTERNATIONAL (USA) LLC

By:	/S/ Paul M. Leand Jr.
Name: Paul M. Leand Jr.
Title: Chairman

EAGLE BULK SHIPPING INC.

By:	/S/ Paul M. Leand Jr.
Name: Paul M. Leand Jr.
Title: Chairman

EXECUTIVE

/S/ Gary Vogel
Name: Gary Vogel

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of [●] among Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company (the “Company”), its parent Eagle Bulk Shipping Inc., a Marshall Islands corporation (the “Parent”) and Gary Vogel (the “Executive”).

1.       Executive hereby voluntarily, knowingly and willingly releases and forever discharges the Company, its Parent and their subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Release; (b) arising prior to the time Executive signs this Release out of or relating to Executive’s employment with the Company, service as a member of the Board or the termination thereof; or (c) arising prior to the time Executive signs this Release out of or relating to (i) the Employment Agreement between the Company and the Executive, dated July 6, 2015 (the “Employment Agreement”) and (ii) any relevant agreement, contract, plan, practice, policy or program of the Company. This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other foreign, federal, state or local law or judicial decision, including, but not limited to, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees. The foregoing Release shall not apply to (i) claims that cannot be released under applicable law, including, but not limited to, any claim for workers’ compensation benefits or unemployment benefits; (ii) legally mandated benefits; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company or its affiliates; (iv) any claim related to indemnification for acts performed while an officer or director of the Company or the Parent or their affiliates as permitted under applicable law and the bylaws of the Company or the Parent or their affiliates, as appropriate; or (v) any claim that may be raised by Executive in his capacity as an equity-holder of the Parent or its affiliates.

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2.       Executive represents that Executive has not filed a complaint against any of the Company Releasees in any court.  Except as prohibited by law, Executive further (i) represents that Executive will not initiate or cause to be initiated on his behalf a complaint in any court pursuing any claim or cause of action released herein, or participate in any such proceeding; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any proceeding before any court or administrative agency, including any proceeding conducted by or before the Equal Employment Opportunity Commission (“EEOC”).  Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or proceeding conducted by the EEOC; or (iii) enforcing any of the claims preserved by the last sentence of Section 1 of this Release.

3.       Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN INDEPENDENT ATTORNEY WHO IS NOT AFFILIATED WITH AND HAS NO DUTY TO, THE COMPANY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.       Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company, the Parent nor any other person is obligated to provide any benefits to Executive pursuant to the Employment Agreement until at least eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement.  If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company or the Parent under any section of this Release.

5. This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company or the Parent.

A-2

6.       This Release shall be governed and construed in accordance with the laws of New York, without reference to the principles of conflicts of law thereof.

7.       Executive acknowledges that Sections 5-12 of the Employment Agreement will continue to survive, and remain in full force and effect, following his execution of this Release.

IN WITNESS WHEREOF, Executive, the Company and the Parent have executed the Release as of the date and year first written above.

EAGLE SHIPPING INTERNATIONAL (USA) LLC

By:
Name:
Title: Chairman

EAGLE BULK SHIPPING INC.

By:
Name:
Title: Chairman

EXECUTIVE

Name: Gary Vogel

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